Exhibit 10.3
Osteotech Letterhead
September      , 2009
Name of Non-Employee Director
Address
Re:     Compensation Arrangements
Dear           :
The purpose of this letter agreement is to clarify the status of the compensation to which you are entitled as a non-employee director of Osteotech, Inc. (the “Company”).
As a non-employee director of the Company you are entitled to receive an annual cash retainer of $15,000, payable quarterly in advance, plus $1,000 for each Board meeting attended in excess of five meetings per year. In addition, the Chair of the Board receives $20,000 per year, the Chair of the Audit Committee receives $10,000 per year, the Chair of each of our other Board committees receives $5,000 per year, and the non-Chair members of each of our Board committees receive $2,500 per year for each committee on which they serve, all of which fees are also payable quarterly in advance during the year. Finally, each of our non-employee directors receives an equity award on the date of our annual stockholder meeting upon re-election to the Board of 5,000 restricted stock units (“RSUs”) or a stock option representing 15,000 shares of common stock of the Company that vest on the first anniversary of the date of grant. The Compensation Committee or the Board of Directors may, from time-to-time, change the annual cash retainers and/or the nature and amount of the annual equity awards.
In addition to the above compensation, the Compensation Committee, upon your assumption of additional responsibilities, may provide additional short-term or long-term compensation in the form of cash retainers or equity awards or both.

The agreements representing equity awards made to you under the Company’s 2000 Stock Plan and 2007 Stock Incentive Plan (the “Plans”) provide that, in the event of a merger or consolidation of the Company or a “change in control” of the Company as such terms are used or defined in the Plans, the impact of such transaction on the award will be determined by the definitive agreement governing the transaction. In addition, the agreements relating to your stock options granted under the Plans or under the Company’s 1991 Independent Directors’ Stock Option Plan provide that the exercise price of such options may be paid by delivery of shares having a fair market value equal to the exercise price of such options (a “Net Exercise”). In recognition of your past service to the Company as a director and in consideration for your continued service on the Board of Directors of the Company, the Board has determined to exercise its authority under the Plans to do the following:
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upon a merger or consolidation of the Company or a change of control in the Company as such terms are used or defined in the Plans, all equity awards held by the non-employee directors of the Company, whether or not vested, shall vest immediately prior to the effective date of such merger, consolidation or change in control (and the non-employee directors will be provided a reasonable opportunity, if required, to exercise such equity awards prior to the effective date) notwithstanding anything to the contrary contained in the agreements covering the equity awards; and

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any and all retainers or other fees paid or payable to any non-employee director prior to the effective date of any such merger, consolidation or change in control of the Company shall be deemed earned by such non-employee director as of such effective date notwithstanding the fact that all or any part of such retainer or other fee has been paid to such non-employee director in advance of some period of service to the Company; and

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to the extent that consent is required to allow you to effect a Net Exercise of any stock option awarded to you, if any, the Board hereby grants consent for such Net Exercise and you agree that, if and when you determine to exercise any of the options held by you, you will exercise your stock options on a Net Exercise basis.

If you are in agreement with the foregoing, please sign the enclosed copy of this letter in the space indicated below and return the executed letter agreement to Mark Burroughs at the Company in the enclosed envelope.

Very truly yours, OSTEOTECH, INC.
By:
Sam Owusu-Akyaw, President and CEO
Acknowledged and agreed to as of
the date of this letter agreement:

Signed: